Transocean Ltd. Investor Relations and Corporate Communications

News Release
Analyst Contacts:	Thad Vayda
+1 713-232-7551

Diane Vento
+1 713-232-8015

Media Contact:	Pam Easton	FOR RELEASE:	February 15, 2015
+1 713-232-7647

TRANSOCEAN LTD. ANNOUNCES 2015 ANNUAL GENERAL MEETING; BOARD RECOMMENDS DIVIDEND OF $0.60 PER SHARE, OTHER AGENDA ITEMS

ZUG, SWITZERLAND-February 15, 2015-Transocean Ltd. (NYSE: RIG) (SIX: RIGN) today announced that the Board of Directors (“the Board”) has recommended certain proposals for shareholder approval at the 2015 Annual General Meeting of Shareholders (“AGM”). The AGM, which will be open to shareholders of record as of April 28, 2015, will be held at 5 p.m., CET, on May 15, 2015, in Cham, Switzerland. Additional details on the AGM will be provided in the company's proxy statement.

Transocean’s Board recommends that the company’s shareholders approve a U.S. dollar-denominated dividend of $0.60 per share, or approximately $217 million in the aggregate (based upon the number of currently outstanding shares), out of additional paid-in capital. The Board expects that the proposed dividend will be payable in four quarterly installments set for June 2015, September 2015, December 2015, and March 2016.

In the interest of all of its stakeholders, and in the context of a cyclical and capital-intensive industry, the Board remains focused on driving long-term value through the execution of the company’s disciplined and balanced capital allocation strategy. This strategy includes maintaining a strong, flexible balance sheet and an investment grade rating on the company’s debt; value-creating reinvestment in the business; and a competitive and sustainable distribution of cash to shareholders. The Board believes that the level of the proposed dividend supports these objectives.

In addition, the Board recommends that the company’s shareholders approve, among other items:

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The re-election of: Glyn A. Barker, Vanessa C.L. Chang, Frederico F. Curado, Chad Deaton, Vincent J. Intrieri, Martin B. McNamara, Samuel J. Merksamer, Merrill A. “Pete” Miller, Jr., Edward R. Muller, and Tan Ek Kia as members of the Board, each for a term extending until completion of the 2016 AGM; Ian C. Strachan, the current Chairman of the Board, will reach 72 years of age before the AGM and, in accordance with the company’s Corporate Governance Guidelines, will retire as a Director at the end of his term at the AGM;

•	The election of Merrill A. “Pete” Miller, Jr. as Chairman of the Board for a term extending until completion of the 2016 AGM;

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The election of Frederico F. Curado, Vincent J. Intrieri, Martin B. McNamara, and Tan Ek Kia as members of the Board’s compensation committee, each for a term extending until completion of the 2016 AGM;

•	The compensation of the company’s Named Executive Officers for fiscal year 2014 pursuant to U.S. securities laws;

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The maximum aggregate amount of compensation of (i) the Board for the period between the 2015 AGM and the 2016 AGM and (ii) the company’s executive management team for fiscal year 2016 pursuant to Swiss law and the company’s articles of association; and

•	The discharge of the members of the Board and executive management team from liability for activities during fiscal year 2014.

Forward-Looking Statements
The statements described in this press release that are not historical facts, including those regarding the proposed dividend and the timing of dividend payment dates, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements which could be made include, but are not limited to, the proposed dividend and timing of dividend payments, director, chairman and committee nominees, other 2015 AGM voting items, long-term performance of the company, maintaining an investment grade rating, reinvestment in the business and sustainability of future distributions. These include, but are not limited to business and market conditions, shareholder vote results, operating hazards and delays, risks associated with international operations, actions by customers and other third parties, the future prices of oil and gas and other factors, including those discussed in the company's most recent Form 10-K for the year ended December 31, 2013, and in the company's other filings with the SEC, which are available free of charge on the SEC's website at: www.sec.gov. Should one or more of these risks or uncertainties materialize (or the other consequences of such a development worsen), or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or expressed or implied by such forward-looking statements. All subsequent written and oral forward-looking statements attributable to the company or to persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements. All non-GAAP financial measure reconciliations to the most comparative GAAP measure are displayed in quantitative schedules on the company’s website at: www.deepwater.com.

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, and it does not constitute an offering prospectus within the meaning of article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange. Investors must rely on their own evaluation of Transocean Ltd. and its securities, including the merits and risks involved. Nothing contained herein is, or shall be relied on as, a promise or representation as to the future performance of Transocean Ltd.

Other Information
When filed, shareholders will be able to obtain, free of charge, copies of the 2015 Proxy Statement and any other documents filed by the company with the SEC in connection with the AGM at the SEC's website (http://www.sec.gov), or at the company's website (http://www.deepwater.com), or by contacting the company by email at: info@deepwater.com. In addition, copies of the proxy materials, when available, may be requested from the company's proxy solicitor, Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022.

About Transocean
Transocean is a leading international provider of offshore contract drilling services for oil and gas wells. The company specializes in technically demanding sectors of the global offshore drilling business with a particular focus on deepwater and harsh environment drilling services, and believes that it operates one of the most versatile offshore drilling fleets in the world.

Transocean owns or has partial ownership interests in, and operates a fleet of, 71 mobile offshore drilling units consisting of 44 high-specification floaters (ultra-deepwater, deepwater and harsh-environment drilling rigs), 17 midwater floaters and 10 high-specification jackups. In addition, the company has seven ultra-deepwater drillships and five high-specification jackups under construction.

For more information about Transocean, please visit: www.deepwater.com.